EXHIBIT 5.1

July 18, 2011

Cooper-Standard Holdings Inc.

39550 Orchard Hill Place Drive

Novi, Michigan 48375

Re:	Registration Statement on Form S-8 for Cooper-Standard Holdings Inc. 2011 Omnibus Incentive Plan

Ladies and Gentlemen:

I am the Vice President, General Counsel and Secretary of Cooper-Standard Holdings Inc. (the “Company”) and am delivering this opinion in connection with the preparation and filing of the above-referenced Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 1,940,741 shares of common stock, par value $.001 per share, of the Company (the “Registered Shares”) to be issued to eligible participants under the Cooper-Standard Holdings Inc. 2011 Omnibus Incentive Plan (the “2011 Plan”).

In so acting, I or attorneys under my supervision have examined and relied upon the original, or a photostatic or certified copy, of such records of the Company, certificates of officers of the Company and of public officials, and such other documents and have made such investigations of fact and law as I have deemed relevant and necessary as the basis for the opinion set forth below. In connection with such examination, I have assumed the genuineness of all signatures appearing on all documents, the legal capacity of all persons signing such documents, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies, the accuracy and completeness of all corporate records made available to me by the Company, and the truth and accuracy of all facts set forth in all certificates provided to or examined by me.

Based on the foregoing, and subject to the qualifications and limitations set forth herein, I am of the opinion that each Registered Share that is newly issued under the 2011 Plan will be legally issued, fully paid and nonassessable when (i) the Registration Statement shall have become effective under the Securities Act; (ii) such Registered Share shall have been duly issued and sold in the manner contemplated by the 2011 Plan; and (iii) either a certificate representing such Registered Share shall have been duly executed, countersigned and registered and duly delivered to the purchaser thereof upon payment of the agreed consideration therefor (not less than the par value thereof) or if any such Registered Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Registered Share to the purchaser thereof, upon payment of the agreed consideration therefor (not less than the par value thereof) in accordance with the terms of the 2011 Plan.

This opinion letter is limited to the General Corporation Law of the State of Delaware.

The opinion expressed herein is expressed as of the date hereof and I assume no obligation to advise you of changes in law, fact or other circumstances (or the effect thereof on such opinion) that may come to my attention after such time.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated by the Commission thereunder.

Very truly yours,

/s/ Timothy W. Hefferon
Name: Timothy W. Hefferon
Title: Vice President, General Counsel and Secretary